Exhibit 10.13

Execution Version

Amendment No. 1 to

Investment Agreement

This Amendment No. 1 to Investment Agreement, dated November [•], 2021 (this “Amendment”), is made by and among the SPAC, the Sponsor and Investor (each as identified on the signature pages hereto). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Investment Agreement (as defined below).

WHEREAS, the SPAC, the Sponsor and Investor previously entered into that certain Investment Agreement, dated as of October 26, 2021 (the “Investment Agreement”), pursuant to which in connection with the initial public offering (the “IPO”) of units of the SPAC (such units consisting of (i) one Class A ordinary share, par value $0.0001 per share, of the SPAC (the “Class A Ordinary Shares”) and (ii) one-half of one redeemable warrant, each a “Unit” and collectively, the “Units”), Investor expressed an interest in Investor or its Affiliates acquiring up to the lesser of 1,980,000 Units in the IPO and 9.9% of the Units offered to the public in the IPO (excluding from such calculation any Units issued pursuant to the exercise of any over-allotment option by the IPO underwriters), at a price of $10.00 per Unit;

WHEREAS, pursuant to the Investment Agreement, in connection with and subject to the closing of the IPO, and subject to the other terms and conditions set forth in the Investment Agreement, Investor agreed to purchase from the SPAC (i) certain Class B ordinary shares, par value $0.0001 per share, of the SPAC (“Founder Shares”), in the amount and at the price per share set forth in the Investment Agreement, and (ii) certain redeemable warrants of the SPAC (the “Private Placement Warrants”), in the amount and at the price per warrant set forth in the Investment Agreement, in each case to be sold to Investor by the SPAC in a transaction exempt from registration under the Securities Act;

WHEREAS, pursuant to the Investment Agreement, in connection with the IPO and in contemplation of the transactions set forth in the Investment Agreement, but subject to the closing of the IPO, the Sponsor agreed to forfeit to the SPAC, for no consideration, up to 2,250,000 Founder Shares currently held by the Sponsor;

WHEREAS, Investor agreed to subscribe for and purchase from the SPAC, and the SPAC agreed to issue to Investor, in each case on and subject to the terms and conditions in the Investment Agreement, such number of Founder Shares for the same value paid by the Sponsor (i.e., approximately $0.003 per share), and such number of Private Placement Warrants, in each case as are set forth in the Investment Agreement (which number of Founder Shares the SPAC has issued and sold to Investor pursuant to that certain Securities Subscription Agreement, entered into on October 26, 2021, by and between the SPAC and Investor (such issuance and sale effective as of the date of the IPO));

WHEREAS, Section 3(b) of the Investment Agreement provides that such agreement would terminate automatically and be of no further force and effect unless otherwise agreed in writing by the parties thereto in the event that, among other things, the IPO does not close by November 30, 2021; and

WHEREAS, the SPAC, the Sponsor and Investor desire to amend the Investment Agreement to modify the date on which the Investment Agreement will terminate automatically without any further action of the SPAC, the Sponsor and Investor (the “Outside Date”).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendment to Investment Agreement. Section 3(b) of the Investment Agreement is hereby deleted in its entirety and replaced with a new Section 3(b), to read as follows:

“(b) In the event (i) the IPO does not close by December 18, 2021 or (ii) Investor (or an Affiliate) does not (A) place an order to purchase Units in the IPO in an amount equal to the full amount of the IPO Indication as set forth in Section 3(a)(i) or (B) purchase the actual amount of Units allocated to Investor (or its Affiliates) in the IPO by the IPO underwriters, then (x) the Purchased Shares shall be forfeited by Investor to the SPAC automatically and without any further action of any party hereto and (y) this Agreement shall terminate automatically and be of no further force and effect unless otherwise agreed in writing by the parties hereto, which includes, for the avoidance of doubt, that the parties hereto shall not be required to undertake any actions in furtherance of the subscription and purchase of Warrants contemplated by Section 2 of this Agreement.”

2.

Agreement Remains Effective. Except as expressly modified herein or amended hereby, the terms and conditions contained in the Investment Agreement shall continue in full force and effect, and each of the parties hereto understands, affirms and ratifies the same.

3.

Similar Amendments. The SPAC and the Sponsor hereby represent and warrant to Investor that each other “anchor investor” that has entered into an agreement with the SPAC and the Sponsor substantively identical to the Investment Agreement (each such agreement, an “Other Anchor Agreement”) is, as of the date of this Amendment, entering into with the SPAC and the Sponsor an amendment to such Other Anchor Agreement that is substantively identical to this Amendment, including with respect to the modification of the Outside Date effected pursuant to Section 1 hereof.

4.

Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York (excluding any conflict of laws rules or principles that would permit or require the application of the laws of any jurisdiction other than the State of New York). Each of the parties hereto hereby (i) agrees that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amendment shall be brought and enforced in the courts of New York City, Borough of Manhattan, State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

5.

Headings and Captions. The headings and captions of the various subdivisions of this Amendment are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.

Counterparts. This Amendment may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above.

SPAC:

SWIFTMERGE ACQUISITION CORP.

By:
Name:	John Bremner
Title:	Chief Executive Officer

SPONSOR:

SWIFTMERGE HOLDINGS LP

By:	Swiftmerge Holdings GP, LLC
Its:	General Partner

By:
Name:	Aston Loch
Title:	Manager

[Signature Page to Amendment No. 1 to the Investment Agreement]

INVESTOR:

[•]

By:
Name:
Title:

[Signature Page to Amendment No. 1 to the Investment Agreement]